Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (Nos. 333-226844, 333-211411, 333-206930, 333-169549, 333-166883, 333-166421, 333-166420, 333-164539, 333-159424, 333-159421, and 333-150920) and on Form S-1 (Nos. 333-210840, 333-201589, and 333-199799) of our report dated April 12, 2019 (which includes explanatory paragraphs related to the change in the method of accounting for revenue and the uncertainty of the Company’s ability to continue as a going concern) relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (the Company), as of and for the year ended December 31, 2018, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

May 29, 2020